Dyax Corp. has requested that portions of this document be accorded confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended. Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks [*****] denote such omission.

CONFIDENTIAL DOCUMENT
Exhibit 10.1

SUPPLY AGREEMENT

This SUPPLY AGREEMENT is made and entered into as of June 21, 2013 (the “Effective Date”) by and between Hollister-Stier Laboratories, LLC having a principal place of business at 3525 North Regal Street, Spokane, Washington, 99207-5788 (“Hollister-Stier”) and Dyax Corp., having a principal place of business at 55 Network Drive, Burlington, MA  01803 (“Client”).  Both Hollister-Stier and Client are referred to herein individually as “Party” and collectively as the “Parties.”

WITNESSETH THAT:

WHEREAS, Client has a commercial interest in the manufacture of the Product (as hereafter defined) and requests the services of Hollister-Stier in fill, finishing, packaging, testing and manufacturing services for clinical and commercially approved Product under cGMP requirements pursuant to the terms and conditions contained herein, and Hollister-Stier desires to fill, finish, package, test and manufacture the Product on behalf of Client pursuant to the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.	Certain terms are defined in the text of this Agreement. In addition, as used in this Agreement, the following definitions shall apply:

1.1.	“Act” shall mean the U.S. Food, Drug and Cosmetics Act of 1938 (21 U.S. C. § 301 et seq.) and the regulations promulgated thereunder, as the same may be amended from time to time.

1.2.	“Active Pharmaceutical Ingredient” or “API” or “Drug Substance” shall mean the active pharmaceutical ingredient of the Product.

1.3.
“Affiliate” shall mean any individual, firm, corporation or other legal entity that directly or indirectly controls, is controlled by, or is under common control with, a Party.  As used in the preceding sentence, “control” means possession, whether direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether pursuant to the ownership of voting securities, by contract or otherwise.

1.4.	“Batch” or “Lot” shall mean each separate and distinct quantity of Product processed under continuous conditions and designated by Hollister-Stier with a batch or lot number.

1.5.	“cGMP Regulations” means the applicable current Good Manufacturing Practices as promulgated by the FDA from time to time under the Act, as presently codified in 21 CFR Parts 210 and 211.

1.6.	“Certificate of Analysis” or “COA” shall mean a document executed by Hollister-Stier to certify that a Batch or Lot of Product meets any specification agreed to by Hollister-Stier and Client.

1.7.
“Client’s Technology Package” shall mean the technical information supplied by Client to Hollister-Stier to enable Hollister-Stier to carry out its obligations hereunder.  Items which may be included in Client's Technology Package include, but are not limited to, raw material and manufacturing component specifications, intermediate Product specifications, analytical and microbiological method validation reports, analytical method transfer protocols, filter validation reports, and storage specifications.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

1.8.
"Commercially Reasonable Efforts" shall mean the conduct and completion of an activity by a Party in a diligent and commercially reasonable manner, using efforts not less than the efforts the Party uses to other similar activities, based on conditions then prevailing and any other technical, legal, scientific, medical or commercial factors that the Party deems in good faith to be relevant.

1.9.
“Confidential Information” shall mean any nonpublic information of Hollister-Stier or Client including without limitation, trade secrets, business methods, operating procedures, manufacturing methods and processes, prices, and customer information, whether of a written, oral, or visual nature.

1.10.	“Delivery Date” shall mean the date a lot of released Product is delivered to Client.

1.11.
“Facility” means Hollister-Stier’s facility located at 3525 North Regal Street, Spokane, Washington 99207 that has been approved by Client and that (i) is fully validated and qualified to perform the Tech Transfer Services and Manufacturing Services, and (ii) is properly licensed to Manufacture the Products.  “Facility” also includes such other labs or facilities mutually agreed to by the parties in the Quality Agreement or in an amendment to this Agreement.

1.12.	“FDA” shall mean the United States Food and Drug Administration.

1.13.	“Fill Date” shall mean the date Drug Substance is filled into vials to produce a lot of Product.

1.14.	“Intellectual Property” shall mean patents, copyrights, trademarks, trade names, service marks, licenses and other intellectual property rights of a Party.

1.15.
“Master Batch Record” shall mean a written description of the procedure to be followed by Hollister-Stier in processing of a Batch or Lot of Product, which description shall include, but not be limited to, a complete list of all active and inactive ingredients, components, weights and measures used in processing the Product within the meaning of 21 CFR part 211.186, or its successor as in effect from time to time.

1.16.	“Product” shall mean the commercial ecallatide manufactured by Hollister-Stier for Client.

1.17.	“Quality Systems Agreement” shall mean an agreement in the form attached as Exhibit A, to be executed by the Parties simultaneously with the execution of this Agreement

1.18.	“Regulatory Authority” shall mean any applicable federal, state, local, or international regulatory agency, department, bureau, or other governmental agency.

1.19.
“Specifications” all specifications and processes set forth in this Quality Agreement, the Abbreviated New Drug Application or Marketing Authorization for the Product, and any applicable master batch records, protocols, and standard operating procedures applicable to the Product.

1.20.	“Third Party” shall mean any party other than Client or Hollister-Stier and their respective Affiliates.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

1.21.
“Validation Master Plan” shall mean a document that is approved by both Parties that describes specific activities necessary to accomplish qualification of processes specific for manufacture of the Product to cGMP standards.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.	The Parties agree to the following representations and warranties:

2.1.	Each Party represents and warrants to the other as follows:

2.1.1.	It has full power and authority to enter into this Agreement and perform its obligations hereunder.

2.1.2.
Subject to Section 3.3 of this Agreement, it has such permits, licenses, and authorizations of Regulatory Authorities, including, with respect to Client, Regulatory Authorities with jurisdiction over the Product, as are necessary to own its respective properties, conduct its business and perform its obligations hereunder.

2.1.3.
It is not currently debarred, suspended, or otherwise excluded by the FDA or any other Regulatory Authority from conducting business and shall not knowingly use in connection with this Agreement the services of any person debarred by the FDA.

2.1.4.
All laboratory, scientific, technical and/or other data submitted by or on behalf of Client or Hollister-Stier, as the case may be, relating to Product shall, to the submitting Party’s knowledge, be correct and complete in all material aspects.

2.2.	Hollister-Stier represents and warrants to Client as follows:

2.2.1.	Hollister-Stier shall process the Product in compliance in all material respects with the Quality Systems Agreement, the Master Batch Record, the Act and the cGMP Regulations.

2.2.2.
The Product when delivered shall comply in all material respects with the release testing as specified in BLA 125277; provided, however, that Hollister-Stier shall have no liability to Client or any Third Party for any breach of the foregoing representation and warranty to the extent that any such breach is caused in whole or in part by Client or by any materials provided by Client.

2.2.3.
The manufacturing facilities for the Product shall conform in all material respects to the standards of those Regulatory Authorities with jurisdiction over such facilities, including, but not limited to, those set forth in the cGMP Regulations.

2.3.	Client represents and warrants to Hollister-Stier as follows:

2.3.1.
Neither Client’s Technology Package (including the Specifications to Manufacture the Product), nor the use thereof by Hollister-Stier, shall infringe, violate nor misappropriate the rights of any Third Party including Third Party Intellectual Property rights.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

2.3.2.	Client has all necessary rights to enable Hollister-Stier to process the Product for Client in accordance with the terms and conditions of this Agreement.

2.3.3.
All laboratory, scientific, technical and/or other data submitted by or on behalf of Client (including Client’s Technology Package) relating to the Product shall be complete and correct and shall not contain any falsification, misrepresentation or omission.

2.3.4.	All materials supplied by or on behalf of Client for use in processing the Product shall conform to the Specifications.

2.4.
THE WARRANTIES SET FORTH HEREIN ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY EITHER PARTY UNDER THIS AGREEMENT, AND NEITHER PARTY MAKES ANY OTHER WARRANTIES EXPRESS OR IMPLIED OR ARISING BY LAW, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR ARISING FROM THE COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

2.5.
EXCEPT AS NECESSARY TO SATISFY A THIRD PARTY CLAIM INDEMNIFIED UNDER ARTICLE 6 OF THIS AGREEMENT, CLIENT’S SOLE AND EXCLUSIVE REMEDY, AND HOLLISTER-STIER’S SOLE AND EXCLUSIVE LIABILITY AND OBLIGATION FOR ANY BREACH OF A REPRESENTATION AND WARRANTY SET FORTH IN SECTION 2 SHALL BE FOR HOLLISTER-STIER AT ITS OPTION, EITHER TO (A) PROCESS REPLACEMENT PRODUCT AT NO COST TO CLIENT EXCEPT THAT CLIENT, AT ITS EXPENSE, SHALL PROVIDE SUBSTITUTE API, OR (B) CREDIT OR REFUND THE PRICE TO CLIENT OF SERVICES RENDERED RELATED TO THE DEFECTIVE PRODUCT OR TO PERFORM ITS OBLIGATIONS UNDER SECTIONS 4.1 AND 4.2 OR UNDER SECTION 4.4, AS THE CASE MAY BE.

2.6.
WITHOUT LIMITING SECTION 2.5 OR ANY OTHER PROVISION OF THIS AGREEMENT, EXCEPT AS NECESSARY TO SATISFY A THIRD PARTY CLAIM INDEMNIFIED UNDER ARTICLE 6 OF THIS AGREEMENT, AND/OR IN THE EVENT OF A BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 9 OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR THE COST OF COVER OR FOR ANY INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE PRODUCT OR ANY SERVICES PROVIDED IN CONNECTION WITH THE PRODUCT, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

2.7.
WITHOUT LIMITING SECTION 2.5 OR ANY OTHER PROVISION OF THIS AGREEMENT, EXCEPT AS NECESSARY TO SATISFY A THIRD PARTY CLAIM INDEMNIFIED UNDER ARTICLE 6 OF THIS AGREEMENT, AND/OR IN THE EVENT OF A BREACH OF ITS CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 9 OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL HOLLISTER-STIER’S TOTAL LIABILITY TO CLIENT IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE PRODUCT OR ANY SERVICES PROVIDED IN CONNECTION WITH THE PRODUCT, EXCEED THE TOTAL AMOUNT PAID BY CLIENT TO HOLLISTER-STIER UNDER THIS AGREEMENT.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

2.8.
NOTHING SET FORTH IN THIS AGREEMENT SHALL RESTRICT OR LIMIT HOLLISTER-STIER'S RIGHT TO RECOVER DIRECT DAMAGES, INCLUDING LOST PROFITS, FOR ANY BREACH BY CLIENT OF ITS OBLIGATION TO PAY THE PRICE FOR DELIVERED PRODUCT IN ACCORDANCE WITH ARTICLE 3.

ARTICLE 3
SUPPLY AND PROCESSING OF PRODUCT; FORECASTS,
PURCHASE ORDERS AND PAYMENT

3.	The Parties agree to the following supply and processing provisions:

3.1.
Subject to the terms and conditions of this Agreement Hollister-Stier shall use commercially reasonable efforts to produce and supply to Client and Client shall purchase from Hollister-Stier one hundred percent (100%) of Client’s requirements for Product.

3.2.
The Parties shall establish mutually agreed supply chain key performance indicators (KPI) (e.g yields, reject rates, schedule adherence, cycle times, deviations) to monitor, assess, and improve the supply of Product. The Parties shall meet in person or by teleconference not less than once per calendar year to review the supply chain KPI’s and otherwise discuss Product supply.

3.3.
Except as set forth in the following sentence, Client shall be solely responsible for obtaining and maintaining all permits, licenses, and authorizations necessary for Hollister-Stier to process, ship and otherwise deal with Product.  Hollister-Stier shall be solely responsible for securing and maintaining approval of Hollister-Stier’s facility as a registered FDA facility.

3.4.	API:

3.4.1.
Client will supply, at its expense, sufficient quantities of API to Hollister-Stier’s facility at least four (4) weeks prior to the Fill Date to enable Hollister-Stier to meet its obligations hereunder.  All such API shall conform to the Specifications agreed to by Hollister-Stier and Client.  Title to API shall remain at all times with Client.  Except as expressly provided otherwise in Sections 3.4.2 through 3.4.5, risk of loss of the API shall remain at all times with Client.

3.4.2.
If API is lost or damaged prior to processing as a result of Hollister-Stier's negligent acts or omissions, Hollister-Stier will allow Client a purchase price credit for that number of Batches for which API was lost or damaged as its sole liability and Client's sole remedy.  For example, if Client has provided Hollister-Stier with sufficient API to process three Batches, and such API is lost or damaged prior to processing as a result of Hollister-Stier's negligent acts or omissions, Hollister-Stier will process three replacement Batches at no charge to Client (except that Client shall provide replacement API at Client's expense).

3.4.3.
If API is lost or damaged in processing as a result of Hollister-Stier's negligent acts or omissions, Hollister-Stier will replace the spoiled Batch at no charge to the Client (except that Client shall provide replacement API at Client's expense) as Hollister-Stier's sole liability and Client's sole remedy.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

3.4.4.
In the event any loss or damage of API is caused by the gross negligence or willful misconduct of Hollister-Stier, as Hollister-Stier's sole liability and Client's sole remedy with respect to such gross negligence or willful misconduct Hollister-Stier, at its option, shall (i) reimburse Client for the documented actual direct manufacturing cost to Client of the lost or damaged API, or (ii) allow Client a purchase price credit equal to the documented actual direct manufacturing cost to Client of the lost or damaged API, up to a maximum credit of [*****] ($[*****]), which purchase price credit shall be applied against future purchase orders of the Product.

3.4.5.
Notwithstanding Sections 3.4.2 through 3.4.4, Hollister-Stier shall have no obligations under such sections if Hollister-Stier assigns to Client any insurance proceeds it receives that are intended to compensate for lost or damaged API.

3.5.	Client shall be responsible for release of Product for sale or distribution.

3.6.
Upon mutual agreement in writing, Hollister-Stier may become responsible for any stability testing program for the Product required by the Act and the cGMP Regulations and Client shall pay Hollister-Stier for same at mutually agreed to prices.

3.7.
Hollister-Stier shall be responsible for manufacturing the Product to agreed-upon Specifications and in process controls as described in BLA 125277 which have been communicated to Hollister-Stier in writing.

3.8.	The Client shall be responsible for maintaining any retention samples of the Product required by the Act and the cGMP Regulations.

3.9.
Client shall have the right, upon advance written notice to Hollister-Stier, to conduct not more than once a year an annual audit to observe and inspect Hollister-Stier’s facilities and procedures for processing Product.  Client shall provide Hollister-Stier with a minimum of [*****] days written notice of its intent to audit.

3.10.
Hollister-Stier may, only upon Client’s prior written approval, purchase or Manufacture reasonable quantities of Components and raw materials (other than API, which will be supplied by Client in accordance with Section 3.4), based on the estimates set forth in the Forecast (as defined below).  If the quantity of Product set forth in any purchase order deviates from the estimate set forth in the immediately preceding Forecast, and Hollister-Stier's reliance thereon causes obsolescence of any such Components or raw materials, Client shall reimburse Hollister-Stier for its out-of-pocket costs incurred in association therewith (including, but not limited to, any out-of-pocket costs related to returning such Component or raw materials to the vendor or otherwise disposing thereof).

3.11.	Forecasts, Purchase Orders, Price, Terms of Payment:

3.11.1.
Forecasts:  At least [*****] days in advance of Client's first purchase order for Product, Client shall supply Hollister-Stier with a written, rolling twelve (12) month forecast of Client's estimated requirements for Product during such 12 month period (the "Forecast").  Within 5 business days of the start of each calendar quarter thereafter, Client will update and extend the Forecast to cover the 12 months beginning with the date of such updated Forecast.  Each Forecast shall include an estimated number of Batches and the required Delivery Dates for the 12 months covered by such Forecast.  Amounts set forth in a Forecast are estimates, to be used for planning purposes only, and Forecasts shall not constitute purchase orders.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

3.11.2.	Purchase Orders:

3.11.2.1.
Client will provide Hollister-Stier with a firm purchase order at least [*****] days prior to the earliest Delivery Date specified in such purchase order.  Each purchase order shall include the number of batches and the required Delivery Date for each batch. All purchase orders will be sent by facsimile or electronic mail to the address specified by Hollister-Stier.

Each purchase order and any acknowledgment/confirmation thereof shall be governed by the terms of this Agreement.  In the event a Party uses forms or documents to place or accept purchase orders that contain terms and conditions that are in addition to or contrary to those in this Agreement, the Parties agree and acknowledge that such forms or documents will be used for convenience only, and that no terms or conditions set forth therein, except with respect to quantity, shall be of any force or effect.

3.11.2.2.
Provided a purchase order is consistent with the most recent forecast, Hollister-Stier shall accept the purchase order by sending a written confirmation to Client. If a written confirmation is not received, Hollister-Stier shall be deemed to have accepted a purchase order within [*****] business days after receiving a purchase order.  The written confirmation shall include an estimated Fill Date and Delivery Date for each batch in the purchase order.  The parties agree that the actual fill will occur within [*****] of the estimated Fill Date; provided however that upon the occurrence of any unforeseen event that is beyond the control of Hollister-Stier (such as those described in Section 10.1) Hollister-Stier may change the actual Fill Date and/or Delivery Date to the extent necessary as a result of such event, as reasonably determined and agreed by the parties in good faithIf the Parties cannot agree to a mutually agreeable Fill Date or Delivery Date, this will be elevated to the Senior Executive in both companies.

3.11.2.3.
If a purchase is not consistent with the most recent forecast and if Hollister-Stier cannot accommodate the Delivery Date requested in the purchase order then the Parties will agree on an alternative delivery schedule.

3.11.2.4.
Once a purchase order is accepted or deemed accepted by Hollister-Stier, Hollister-Stier will be required to use Commercially Reasonable Efforts to produce the quantity of Product set forth in the purchase order for delivery on the dates(s) set forth in such purchase order.

3.11.2.5.	Client reserves the right to cancel or postpone any purchase order, provided that all postponements and cancellations are in accordance with each of the following terms:

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

3.11.2.5.1.
Should Client cancel or postpone all or part of any purchase order [*****] or fewer calendar days prior to the scheduled fill date, Client shall pay HollisterStier a non-refundable and non-creditable fee equivalent to 100% of the purchase price for the entire purchase order.

3.11.2.5.2.
Should Client cancel or postpone all or part of any purchase order less than [*****] calendar days, but more than [*****] calendar days prior to the scheduled fill date, Client shall pay HollisterStier a non-refundable and non-creditable fee equal to 50% of the purchase price for the entire purchase order

3.11.2.5.3.	The fees imposed under this Section 3.11.2.5 are non-refundable and non-creditable and are in addition to the full price that will be imposed upon a rescheduled purchase order.

3.11.3.
Price and Shipping:  Client shall pay Hollister-Stier, in U.S. dollars, the price specified in Exhibit B annexed hereto.  The price excludes all taxes, duties, shipping, insurance and other expenses.   Beginning on the first anniversary of the Effective Date, and on each succeeding anniversary of the Effective Date during the term of this Agreement, the then current price shall be increased by the annual percentage increase, if any, for the most recent twelve (12) month period for which figures are available in the "Producer Price Index - Pharmaceutical Preparations" (code PCU2834) (the "PPI") published by the U.S. Bureau of Labor Statistics (the "BLS") or, if the same is no longer published, the successor index published by the BLS that is most similar thereto.  If the PPI is discontinued and not replaced with a corresponding or similar index, then the Parties shall, in good faith, agree upon a replacement PPI.  Price increases shall be effective for all new purchase orders placed after the applicable anniversary.

Product shall be delivered FOB Hollister-Stier’s facility, Spokane, Washington, either freight collect or freight prepaid, and Hollister-Stier will ship Product to the destination, and via the carrier, that Client specifies in the purchase order.  Risk of loss shall pass to Client when the Product is tendered to the carrier for shipment.  Shipment and insurance of Product shall be arranged by Client and the price and liability of such shipment shall be borne by Client.

3.11.4.
Terms of Payment:  Invoices shall be payable to Hollister-Stier within [*****] calendar days after Client's acceptance or deemed acceptance of Product as set forth in Article 4.  All amounts not paid when due shall bear interest from the due date at the rate of [*****] percent ([*****]%) per month.

3.11.4.1.	Invoices shall be sent to the following address: Client: Dyax Corp. Attention: Accounts Payable Address: 55 Network Drive Address: Burlington, MA 01803

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

3.11.4.2.
All payments due hereunder to Hollister-Stier shall be sent by wire transfer of funds via the Federal Reserve Wire Transfer System to:

Name of Bank: [*****]
Bank Address: [*****]
Bank Account#  [*****]
WIRE ABA# [*****]
Beneficiary:  [*****]
Primary Contact name: [*****]

Or by mail to:
Hollister-Stier Laboratories, LLC
14110 Collections Center Drive
Chicago, IL  60693-4110

ARTICLE 4
INSPECTION AND REJECTION OF PRODUCT; QUALITY CONTROL

4.	The Parties agree to the following provisions for acceptance or rejection of Product and certain matters relating to quality control:

4.1.
Each Batch of Product delivered to Client hereunder shall be accompanied by a Certificate of Analysis for those tests performed by Hollister-Stier signed by a duly authorized representative of Hollister-Stier.  Client shall have [*****] days from the date of receipt of Product to inspect and reject acceptance by written notice to Hollister-Stier; provided, however, that any such notice shall set forth Client's reasons for rejection in reasonable detail and provided, further, that Client may reject Product only if: (i) Client claims a material breach of Hollister-Stier's representations and warranties in Section 2.2 of this Agreement with respect to such Product; or (ii) Hollister-Stier has failed to deliver a Certificate of Analysis for such Product.  If Hollister-Stier does not receive Client's written notice of rejection within such [*****] day period, Client shall be deemed to have accepted Product.

4.2.
In the event Client provides Hollister-Stier with a timely notice of rejection as set forth in Section 4.1, Client shall return the rejected Product to Hollister-Stier at Hollister-Stier's expense.  Hollister-Stier shall have [*****] days following receipt of rejected Product in which to investigate the non-conformance.  If Hollister-Stier does not dispute a rejection, Hollister-Stier shall replace the rejected Product promptly, at Hollister-Stier's expense (except for replacement API, which will be provided by Client at Client's expense) and such replacement shall constitute Client's exclusive remedy and Hollister-Stier's sole liability with respect to such rejection (unless Sections 3.4.2 through 3.4.5 apply, in which case, Client shall have the remedy set forth therein).  If Hollister-Stier disputes a rejection, Hollister-Stier shall provide Client with written notice of such dispute within [*****] days after receiving the returned Product, and the Parties shall use commercially reasonable efforts to resolve the dispute amicably and promptly.  If the Parties are unable to reach a resolution within [*****] days after Client's notice of rejection, the returned Product shall be submitted to any independent laboratory or consultant mutually acceptable to the Parties, whose decision as to the conformity of such Product with the release specification shall be final and binding.  The Party against whom the dispute is decided shall pay any charges for such laboratory or consultant.  If the laboratory or consultant determines that the returned Product did not conform to the release specification, Hollister-Stier shall replace the rejected Product at no charge to Client (except that Client shall provide replacement API at Client's expense), and such replacement shall constitute Client's exclusive remedy and Hollister-Stier's sole liability with respect to such rejected Product (unless Sections 3.4.2 through 3.4.5 apply, in which case, Client shall have the remedy set forth therein).

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

4.3.
In addition to any safety requirements set forth in the Quality Systems Agreement or the Master Batch Record, Hollister-Stier shall develop, adopt and enforce safety procedures for processing Product in compliance in all material respects with the Act and the cGMP Regulations.  Hollister-Stier shall be responsible for treating and/or disposing, in compliance with the Act and the cGMP Regulations in all material respects, all waste generated as a result of such processing, and for maintaining required records related thereto.

4.4.
In the event (a) any Regulatory Authority issues a request, directive or order that any of the Product be recalled, withdrawn, or corrected, (b) a court of competent jurisdiction orders such an action, or (c) either Party reasonably determines that any Product should be recalled, withdrawn or corrected, the Parties shall take all appropriate corrective actions as they reasonably mutually determine, and shall cooperate in any governmental investigations relating to the Product.  As between Hollister-Stier and Client, Client shall be solely responsible for initiating, conducting, and managing any recall, withdrawal or correction effort.  Client shall be solely responsible for all related expenses, except that Hollister-Stier shall be liable for such expenses to the extent that the recall, withdrawal or correction resulted solely from a breach by Hollister-Stier of any of its representations and warranties set forth in Section 2.2 of this Agreement.

4.5.
Client shall provide to Hollister-Stier copies of all material regulatory submissions that relate to Hollister-Stier's services under this Agreement, which copies shall be provided reasonably in advance of submission.  Hollister-Stier shall consult with Client in responding to questions from the Regulatory Authorities regarding processing of the Product.  Each Party shall notify the other promptly after receipt of any notice of any Regulatory Authority inspection, investigation or other inquiry involving the Product.  The Parties shall cooperate with each other during any such inspection, investigation or other inquiry including, but not limited to, allowing, upon reasonable request, a representative of the other to participate during such inspection, investigation or other inquiry, and providing copies of all relevant documents.  Proprietary and Confidential Information for other customer products shall be redacted at Hollister-Stier’s sole discretion.

4.6.	The Parties agree to the following provisions regarding adverse events and complaints:

4.6.1.
Client shall be responsible to (a) report adverse events involving the Product to the FDA and other Regulatory Authorities, and (b) respond to quality complaints and medical and technical inquiries, respecting the Product.

4.6.2.
In the event Hollister-Stier (a) receives information regarding any adverse event relating to the Product, (b) receives any complaints relating to the Product, (c) receives any medical or technical inquiry relating to the Product, or (d) discovers or is notified of any material defect in the Product, it shall (i) promptly notify Client and (ii) conduct an investigation in accordance with its normal procedures for complaints, inquiries or discoveries of that nature and promptly report the results of such investigation to Client.  The Parties shall reasonably cooperate with and assist each other, at Client's cost, in connection with any such matter.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

ARTICLE 5
INTELLECTUAL PROPERTY RIGHTS

5.	The Parties agree to the following provisions regarding Intellectual Property:

5.1.
Background Intellectual Property:  Nothing in this Agreement shall affect the ownership by either Party of any Intellectual Property rights owned by or in the possession of that Party at the date of this Agreement or Intellectual Property developed independently by any employee of that Party without reference to the Confidential Information disclosed by the other Party.

5.2.
License Grant:  Client hereby grants Hollister-Stier a nonexclusive, worldwide, royalty-free license during the term of this Agreement to use Client's Technology Package and Client's Intellectual Property rights in the performance of Hollister-Stier’s obligations under this Agreement.

5.3.
New Intellectual Property:  Any Intellectual Property rights arising during and as a direct result of the conduct of this Agreement shall belong to Client.  Hollister-Stier shall, and shall ensure that its employees shall, at Client’s expense, perform all acts and execute all instruments necessary to vest in Client all rights, title and interest in the registrations together with all patents and patent applications or otherwise for such Intellectual Property rights.  All fees, costs and expenses connected with the filing, prosecution and maintenance of a patent or other protection shall be borne and paid by Client.

5.4.
Limitation of Use:  Except as expressly stated in this Agreement, no Intellectual Property rights of any kind or nature are conveyed by this Agreement and except as set forth in Section 5.1, neither Party shall have any right, title or interest in or to the other Party’s Intellectual Property rights for any purpose whatsoever without such other Party’s prior written consent.  Upon termination of this Agreement for whatever reason, neither Party shall use or exploit in any manner whatsoever any Intellectual Property rights of the other Party.

ARTICLE 6
INDEMNIFICATION FOR THIRD PARTY CLAIMS

6.	The Parties agree to the following clauses regarding indemnification for Third Party claims:

6.1.
Indemnification by Client:  Client shall indemnify, defend and hold Hollister-Stier, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any damages, losses, judgments, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) (collectively, "Liabilities") resulting from any Third Party claims or suits arising out of (1) the ownership, use, handling, distribution, marketing or sale of the Product, (2) Client's breach of any of its warranties or representations, or failure to perform any of its obligations, hereunder, or (3) Client's negligent acts or omissions or willful misconduct.

6.2.
Indemnification by Hollister-Stier:  Hollister-Stier shall indemnify, defend and hold Client, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any Liabilities resulting from any Third Party claims arising out of (1) Hollister-Stier's services in manufacturing, processing or assembling the Product,(2) Hollister-Stier’s  breach of any of its warranties or representations, or failure to perform any of its obligations, hereunder or (3) Hollister-Stier’s negligent acts or omissions or willful misconduct.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

6.3.	Indemnification Procedures:

6.3.1.
Any Party hereto seeking indemnification hereunder (in this context the “Indemnified Party”) shall notify the other Party (in this context the “Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party any claim by a Third Party (a “Third Party Claim”) in respect of which the Indemnified Party intends to base a claim for indemnification hereunder.

6.3.2.
(1) The Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within [*****] calendar days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense and handling of such Third Party Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 6.3.2(2) below shall govern.

(2) The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense and handling of such Third Party Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party apprised of the status of the Third Party Claim.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, agree to a settlement of any Third Party Claim that could directly or indirectly lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.  The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel at its own expense.

6.3.3.
(1) If the Indemnifying Party does not give written notice to the Indemnified Party, within [*****] calendar days after receipt of the notice from the Indemnified Party of any Third Party Claim, of the Indemnifying Party’s election to assume the defense or handling of such Third Party Claim, the provisions of Section 6.3.3(2) below shall govern.

(2) The Indemnified Party may, at the Indemnifying Party’s expense, select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate, provided, however, that the Indemnified Party shall keep the Indemnifying Party timely appraised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  If the Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

6.3.4.	The indemnification remedies in this Article 6 shall constitute the sole and exclusive remedies of the Parties with respect to any Third Party Claims arising under or relating to this Agreement.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

6.4.
Limitation of Liability:  Notwithstanding any other provisions of this Agreement, Hollister-Stier's aggregate indemnification liability to Client and its Affiliates for Third Party Claims pursuant to this Article 6 shall not exceed [*****] (US $[*****]).

ARTICLE 7
INSURANCE

Each of Client and Hollister-Stier shall obtain and maintain, either itself or through one or more of its Affiliates, with reputable carriers, product liability insurance with limits of not less than [*****] (US $[*****]) per claim/annual aggregate by no later than the scheduled delivery date for the first Batch of Product delivered under this Agreement.  Upon request, each Party shall furnish the other Party with a certificate that such insurance is in force.  In the event of any proposed cancellation, non-renewal, or material adverse change in such coverage, the other Party hereto shall be given at least [*****] calendar day’s advance written notice thereof.

ARTICLE 8
TERM AND TERMINATION

8.	The Parties agree to the following clauses regarding the term and termination of this Agreement:

8.1.
Term:  Unless terminated earlier in accordance with 8.2, 8.3 or 8.4, this Agreement shall commence on the Effective Date and shall remain in full force and effect for five (5) years thereafter.   Upon the expiration of such initial term, this Agreement shall be automatically extended in successive terms of five (5) years, unless either Party provides written notice of its intention not to allow any such extension at least two (2) years prior to the expected expiration date.

8.2.	Termination Without Cause: Either Party may terminate this Agreement at any time by giving the other two (2) years prior written notice.

8.3.
Termination for Default:  This Agreement may be terminated by either Party in the event of material breach or default by the other Party of the terms and conditions hereof; provided, however, the other Party shall first give to the defaulting Party written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor.  Upon receipt of such notice, with respect to such defaults as are capable of being cured, the defaulting Party shall have [*****] calendar days to respond by curing such default.  If the breaching Party does not respond or fails to work diligently and to cure such breach within such [*****] day period, then the other Party may terminate this Agreement.

8.4.	Bankruptcy or Insolvency:

8.4.1.	Either Party may terminate this Agreement upon the occurrence of any of the following with respect to the other Party:

8.4.1.1.	The filing of an involuntary petition under the U.S. Bankruptcy Code, or any other similar law, which is not dismissed within sixty (60) days after the filing date;

8.4.1.2.	The filing of a voluntary petition by such other Party for relief under the U.S. Bankruptcy Code or other similar law; or

8.4.1.3.	The failure of such other Party to pay its debts when they become due.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

8.5.	Rights and Duties Upon Termination:

8.5.1.
Termination of this Agreement for whatever reason, shall not affect the obligations of either Party, including payment of obligations which have accrued prior to such termination.  Upon termination of this Agreement, other than due to an uncured breach of this Agreement by Hollister-Stier, Client shall purchase from Hollister-Stier, at the out-of-pocket cost to Hollister-Stier, any Components, raw materials and packaging materials or API purchased for the Product which Hollister-Stier has purchased based upon any Forecast.  Hollister-Stier shall ship such Components and raw materials to Client at Client's expense and in accordance with Client’s instructions promptly after receiving such payment.  Articles 1 and 2, 6, 9, 10, 11 and 12, and all other provisions that may reasonably be construed as surviving the termination of this Agreement shall survive the termination.

ARTICLE 9
CONFIDENTIALITY

9.
In carrying out their respective obligations under this Agreement, it is recognized by Hollister-Stier and Client that each may disclose to the other Confidential Information of the disclosing Party, and they hereby agree as follows with respect to any such disclosure:

9.1.	Form of Disclosure: Confidential Information may be disclosed in oral, written or electronic form.

9.2.
Obligations:  The receiving Party shall hold Confidential Information in confidence and use it only for the purpose of performing its obligations under this Agreement.  Except as provided below, the receiving Party shall not disclose, disseminate or distribute any such Confidential Information to any Third Party unless prior written authorization has been obtained from the disclosing Party.  These obligations shall not apply to:

9.2.1.	Information which, at the time of disclosure, is generally known to the public;

9.2.2.	Information which, after disclosure, becomes generally known to the public by publication or otherwise, except by breach of this Agreement by the receiving Party;

9.2.3.
Information which the receiving Party can demonstrate by its written records was in the receiving Party’s possession at the time of the disclosure, and which was not acquired directly or indirectly, from the disclosing Party under an obligation of confidentiality;

9.2.4.
Information which is lawfully disclosed to the receiving Party on a non-confidential basis by a Third Party who is not obligated to the disclosing Party or any other Third Party to retain such information in confidence;

9.2.5.	Information which results from independent research and development by the receiving Party, as shown by competent evidence; or

9.2.6.
Information which is required to be disclosed by legal process; provided that the Party so disclosing such Confidential Information timely informs the other Party and uses commercially reasonable efforts to limit the disclosure, maintain its confidentiality to the extent possible, and permit the other Party to attempt by appropriate legal means to limit such disclosure.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

9.3.
Each Party covenants and agrees that it has and shall use commercially reasonable efforts to prevent the unauthorized use, disclosure, copying, dissemination or distribution of Confidential Information.  Without limiting the foregoing, the receiving Party shall make Confidential Information of the other Party available only to those of its employees, agents and other representatives who have a need to know the same for the purpose carrying out this Agreement, who have been informed that the Confidential Information belongs to the disclosing Party and is subject to this Agreement, and who have agreed or are otherwise obligated to comply with the confidentiality provisions of this Agreement.

ARTICLE 10
FORCE MAJEURE/DISPUTE RESOLUTION

10.	The Parties agree to the following:

10.1.
Effect of Force Majeure:  Neither Party shall be held liable or responsible for any loss or damages resulting from any failure or delay in its performance due hereunder (other than payment of money) caused by force majeure.  As used herein, force majeure shall be deemed to include any condition beyond the reasonable control of the affected Party including, without limitation, strikes or other labor disputes, war, riot, earthquake, tornado, hurricane, flood or other natural disasters, fire, civil disorder, explosion, accident, sabotage, lack of or inability to obtain adequate fuel, power, materials, labor, containers, transportation, supplies or equipment, compliance with governmental requests, laws, rules, regulations, orders or actions; inability despite good faith efforts to renew operating permits or licenses from local, state or federal governmental authorities; breakage or failure of machinery or apparatus; national defense requirements; or supplier strike, lockout or injunction.

10.2.
Notice of Force Majeure:  In the event either Party is delayed or rendered unable to perform due to force majeure, the affected Party shall give notice of the same and its expected duration to the other Party promptly after the occurrence of the cause relied upon, and upon the giving of such notice the obligations of the Party giving the notice will be suspended during the continuance of the force majeure; provided, however, such Party shall take commercially reasonable steps to remedy or mitigate the force majeure with all reasonable dispatch.  The requirement that force majeure be remedied with all reasonable dispatch shall not require the settlement of strikes or labor controversies by acceding to the demands of the opposing Party.

10.3.
Dispute Resolution:  The Parties hereto agree to perform the terms of this Agreement in good faith, and to attempt to resolve any controversy, dispute or claim arising hereunder in good faith.  Any dispute regarding the validity, construction, interpretation, or performance of this Agreement (other than provisions, hereof relating to any Intellectual Property rights, or the confidentiality obligations contained in Article 9 hereof) shall be (1) first attempted to be resolved between the CEO/President of each Party and failing that (2) submitted to binding arbitration in Spokane, Washington, U.S.A. to be conducted in accordance with the Arbitration Rules of the American Arbitration Association; provided, however, that nothing in this Section 10.3 shall be construed to preclude either Party from seeking provisional remedies, including, but not limited to, temporary restraining orders and preliminary injunctions, from any court of competent jurisdiction, in order to protect its rights pending arbitration, but such preliminary relief shall not be sought as a means of avoiding arbitration.  Further, in the event of a dispute under Section 4.2, the Parties shall comply with the dispute resolution provisions set forth in Article 4.  Any arbitration hereunder shall be submitted to an arbitration tribunal made up of three (3) members, one of whom shall be selected by Client, one of whom shall be selected by Hollister-Stier, and one of whom shall be selected by the other two arbitrators.  The third arbitrator selected by the first two shall chair the panel.  All arbitration proceedings shall be conducted in English.  The order or award of the arbitrators shall be reasoned and shall be final and may be enforced in any court of competent jurisdiction.  The substantially prevailing Party shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court cost and reasonable attorneys' fees, from the substantially non-prevailing Party.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

ARTICLE 11

NOTICES

Except as otherwise specifically set forth in Sections 3.10.2 and 3.10.3 with respect to purchase orders, all notices and other communications provided herein shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid and certified, or hand-delivered, or sent by facsimile, or express service courier, charges prepaid, to the address of the other Party designated below:

Client Dyax Corp. 55 Network Drive Burlington, MA 01803 Attention: Legal Department FAX: (617) 225-7708	Hollister-Stier Hollister-Stier Laboratories LLC 3525 North Regal Street Spokane, WA 99207 Attention: President and CEO FAX: (509) 482-3543

The addresses and persons provided above may be changed by either Party by providing the other Party with written notice of such change.

ARTICLE 12
MISCELLANEOUS

12.	The Parties agree to the following miscellaneous clauses:

12.1.
Entire Agreement:  This Agreement and attached exhibits contain the entire understanding between the Parties with respect to the subject matter hereof and shall supersede any prior agreement(s) relating to the subject matter described herein.  This Agreement may be modified only by a written instrument duly executed by each Party’s authorized representative.

12.2.
Independent Contractors:  The Parties are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers.  Neither Party shall have power or right to bind or obligate the other, nor hold itself out as having such authority.

12.3.
Publicity: (a) The Parties hereto covenant and agree that, except as provided for herein below, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions contemplated herein, without the prior written consent of the other Party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either Party is required by applicable law, regulation, court order or order of a regulatory authority to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the Party so required to do so by law shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably possible, not less than [*****] calendar days prior notice to the other Party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other Party.  The discloser shall however not be prevented from complying with said court order, order of a regulatory authority, regulatory or applicable law if the Party whose Information is being disclosed does not seek an appropriate order within the prescribed delay for the discloser to comply with the court or regulatory order, or applicable requiring disclosure.  Hollister-Stier shall not use the name of Client or any of its Affiliates for advertising or promotional purposes without the prior written consent of Client. In furtherance of the foregoing, Hollister-Stier shall not originate any publicity or other announcement, written or oral, whether to the public, the press, the trade, Client’s or Hollister-Stier's customers or otherwise, relating to this Agreement or the existence of an arrangement between the Parties, without the prior written approval of Client, except if such announcement is required by law, regulation, court order or order of a regulatory authority.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

(b) The Parties acknowledge that Client may be required to file this Agreement as an exhibit to its public filing in 2009 or thereafter as a material contract.  If Client’s counsel determines that in its legal opinion in writing such a filing must be made, Client will seek confidential treatment for this Agreement and shall use all reasonable efforts to protect the confidentiality of this Agreement.  Provided Client is successful in its efforts to obtain confidential treatment for this Agreement, Client shall provide Hollister-Stier with a sufficient opportunity (which shall not be less than ten (10) business days) to review and comment the redacted version of the Agreement before submission; and to the extent Client is able to do so by law, Client will incorporate Hollister-Stier’s comments.

12.4.
Use of Party’s Name:  Except as expressly provided or contemplated hereunder and except as otherwise required by applicable law, no right is granted pursuant to this Agreement to either Party to use in any manner the trademarks or name of the other Party, or any other trade name, service mark, or trademark owned by or licensed to the other Party in connection with the performance of the Agreement.

12.5.
Severability:  If any provision of this Agreement or any Exhibit is held to be invalid or unenforceable to any extent, then (a) such provision shall be interpreted, construed or reformed to the extent reasonably required to render it valid, enforceable and consistent with the Parties' original intent underlying such provision and (b) such invalidity or unenforceability shall not affect any other provision of this Agreement or any other agreement between the Parties.

12.6.
Assignment:  This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, either Party may, without such consent, assign this Agreement:

(a)	in connection with the transfer or sale of all or substantially all of the assets of such Party or the line of business of which this Agreement forms a part, or

(b)	in the event of a merger or consolidation of a Party, or

(c)	to an Affiliate.

Any purported assignment in violation of the preceding shall be void.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  No assignment shall relieve either Party of responsibility for the performance of any obligation which accrued prior to the effective date of such assignment.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

12.7.
Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, irrespective of any conflicts of law rule which may direct or refer such determination of applicable law to any other state, and if this Agreement were performed wholly within the state of Delaware.

12.8.	Headings: Paragraph headings and captions used herein are for convenience of reference only and shall not be used in the construction or interpretation of this Agreement.

12.9.
Waiver:  Neither Party’s waiver of any breach or failure to enforce any of the terms and conditions of this Agreement at any time, shall in any way affect, limit or waive such Party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.  Any such waiver shall be made in writing.

12.10.
Construction:  This Agreement has been jointly prepared on the basis of the mutual understanding of the Parties and shall not be construed against either Party by reason of such Party’s being the drafter hereof or thereof.

12.11.	Exhibits: Any and all exhibits referred to herein form an integral part of this Agreement and are incorporated into this Agreement by this reference.

12.12.	Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute a single instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the Effective Date.

FOR: Hollister-Stier Laboratories, LLC	FOR: Dyax Corp.
/s/Marcelo Morales	/s/Gustav Christensen
Signature	Signature
Marcelo Morales	Gustav Christensen
Printed Name	Printed Name
President and Chief Executive Officer	President and Chief Executive Officer
Title	Title

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

Exhibit A

Quality Systems Agreement

Revision

761-1-6-2

QUALITY SYSTEMS AGREEMENT

Between

DYAX CORP.

and

HOLLISTER-STIER LABORATORIES, LLC

(CONFIDENTIAL)

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

QUALITY SYSTEMS AGREEMENT

Document Number: QSA (761-1-6-2)	Page 1 of 16

This Quality Systems Agreement between Dyax Corp., hereinafter “Dyax” (located at the following address:  Dyax Corp., 300 Technology Square, Cambridge, Massachusetts, USA 02139), and Hollister-Stier Laboratories, LLC, hereinafter “Hollister-Stier” (located at the following address: 3525 North Regal Street, Spokane, Washington, USA 99207-5788), defines the quality responsibilities of the Parties.

It is the intention of the parties that this agreement is read in conjunction with the applicable Supply Agreement signed entered into by the parties on January •, 2009.  If there is any conflict between this agreement and the terms and conditions contained in the applicable Supply Agreement, the terms and conditions of the Supply Agreement shall prevail.

Any changes to the Quality Systems Agreement may be made solely by an amendment in writing signed by both parties.  In the event that the Supply Agreement is terminated for any reason, the Quality Systems Agreement shall be amended to define the Quality responsibilities that remain in effect.

Approvals:

This Quality Systems Agreement is approved by:

_____________________	__________________________
Lisa Sperry	Charles H. Moore
Date	Date
Senior Director Quality	Director, QU and Development
Dyax Corp.	Hollister-Stier Laboratories LLC

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

QUALITY SYSTEMS AGREEMENT

Document Number: QSA (761-1-6-2)	Page 2 of 16

(a) Table of Contents

1.	Definitions	4
2.	General Information	4
2.1	Regulatory Compliance Requirements	5
2.2	Notification of Regulatory Agencies and Regulatory Submissions	5
2.3	Responsibilities	5
3.	Quality Assurance	6
3.1	QA/Manufacturing Oversight in Facility	6
3.2	Annual Product Review	6
3.3	Quality Audits and Regulatory Inspections	6
3.4	Internal Audits	6
3.5	Process Qualification/Validation	7
3.6	Training and Qualification	7
3.7	Supplier Qualification	7
3.8	Deviations/Investigations	8
3.9	Nonconforming or Rejected Material	8
3.10	Buildings and Facilities/Utilities	9
3.11	Equipment	9
3.12	Environmental Controls	9
3.13	Control of Components, Intermediates, Labeling and Packaging Materials	9
3.14	Production and Process Controls	9
3.15	Laboratory Methods and Controls	10

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
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QUALITY SYSTEMS AGREEMENT

Document Number: QSA (761-1-6-2)	Page 3 of 16

3.16	Reference Standards	10
3.17	Product Testing and Release	10
3.18	Product Storage and Shipping	11
3.19	Returned Goods	11
3.20	Stability Activities	11
3.21	Retention Samples	11
3.22	Documentation	12
3.23	Change Control	12
3.24	Quality Records	12
3.25	Record Retention	13
3.26	Product Complaints and Adverse Drug Events	13
3.27	Recall of Marketed Product	13
Appendix A – Quality Systems Contact List		14
Appendix B - Responsibilities: Product – DX-88	15

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

QUALITY SYSTEMS AGREEMENT

Document Number: QSA (761-1-6-2)	Page 4 of 16

1.	Definitions

Change Control – a system to ensure changes are reviewed, recorded, evaluated for impact, justified, and approved by the appropriate parties, prior to implementation.

Component – means any ingredient intended for use in the manufacture of a drug product including those that may not appear in the final Product.

Manufacture (ing) – All operations of receipt of materials, production, packaging, repackaging labeling, relabeling, quality control, release, storage and shipping of drug products.

Out-of-Specification (OOS) – a test result that does not meet pre-determined specifications or standards and must be investigated in accordance with internal procedures that comply with applicable Regulatory Agency regulations.

Product – shall have the meaning given under Section 1.12 of the Supply Agreement.

Qualification – Action of proving and documenting that equipment, materials, systems and suppliers satisfy predetermined conditions or requirements and are fit for their purpose.

Regulatory Agencies – Regulatory Agencies having jurisdiction over the manufacture or sale of the Products.

Significant Changes – any changes that may affect the safety, identity, strength, purity or quality of the Products or may affect any regulatory submissions for the Products.

Significant Deviations – any excursions or nonconformities from processes, specifications, or quality systems that may affect the safety, identity, strength, purity, or quality of Products or any regulatory submissions for the Products.

Specifications - means all specifications and processes set forth in this Quality Agreement, the Abbreviated New Drug Application or Marketing Authorization for the Product, and any applicable master batch records, protocols, and standard operating procedures applicable to the Product.

Third Party Subcontractor – a company, individual or other entity contracted by Hollister-Stier to provide services in the manufacture, testing, packaging, labeling and/or storage of Components or the Products that directly impacts the Products.

All capitalized terms used in this Quality Systems Agreement and not defined in this Section shall have the same meaning as defined in the Supply Agreement

2.           General Information

This Quality Systems Agreement applies to all services provided by Hollister-Stier under the Supply Agreement.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
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QUALITY SYSTEMS AGREEMENT

Document Number: QSA (761-1-6-2)	Page 5 of 16

Main contact points at Dyax and Hollister-Stier are listed in the attached Quality Systems Contact List.  See Appendix A.  This list may be subject to change without the need to re-sign this agreement and assign a new version number.

2.1           Regulatory Compliance Requirements

Dyax and Hollister-Stier shall be in compliance with the following regulations and guidelines.  The Parties agree that compliance with certain of the regulations is a matter of interpretation and that the Parties will work together in good faith to resolve any differences in interpretation of the regulations.

a)	21 CFR 210 Current Good Manufacturing Practice in Manufacturing, Processing, Packing, or Holding of Drugs; General and 21 CFR 211 Current Good Manufacturing Practice for Finished Pharmaceuticals.

b)	Current Guide to Good Manufacturing Practice for Medicinal Products. The Rules Governing Medicinal Products in the European Community.

c)	Health Products and Food Branch Inspectorate Guidelines, current Good Manufacturing Practices, Health Canada.

Dyax and Hollister-Stier shall ensure that the Manufacture, labeling, packaging, testing, storage and shipping of the Product are in compliance with the above regulations and guidelines or equivalent standards defined in regulatory submissions for Worldwide Marketing Authorizations.

2.2	Notification of Regulatory Agencies and Regulatory Submissions

In accordance with the Supply Agreement, Dyax shall control all communications with Regulatory Authorities relating to the Products, including without limitation, any communications related to the Manufacture, marketing, sale or use of the Products, save and except if these communications are addressed directly to Hollister-Stier in which case Hollister-Stier shall be solely responsible for all such communications.

2.3           Responsibilities

Responsibilities concerning specific Product activities for both Dyax and Hollister-Stier are outlined in Appendix B, Responsibility Matrix.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

QUALITY SYSTEMS AGREEMENT

Document Number: QSA (761-1-6-2)	Page 6 of 16

3.           Quality Assurance

3.1	QA/Manufacturing Oversight in Facility

Dyax shall be allowed to have Dyax QA/Manufacturing personnel present in Hollister-Stier’s facilities to reasonably observe, from time to time as required, the Manufacturing of Products by Hollister-Stier. It is expressly understood and agreed that Dyax personnel shall be in the plant to observe the Manufacture of Product(s) but not in an audit role.

3.2           Annual Product Review

Hollister-Stier shall provide Dyax with the required information to perform Annual Product Reviews including information from Third Party Subcontractors.  Such information shall contain, but not be limited to, the following: batch production summary, environmental monitoring results, OOS and deviation reports, critical process parameter trending data, Change Control summary and summary of results of Regulatory Agency inspections.

3.3           Quality Audits and Regulatory Inspections

Dyax shall perform audits of Hollister-Stier no more than once per calendar year to assess ongoing GMP compliance.  Adequate prior written notification (minimum [*****] days) shall be provided by Dyax to Hollister-Stier.  Such audits to be limited to no more than three individuals and no more than two business days.

Dyax shall have the right to perform reasonable “for cause” audits in addition to any scheduled annual audit to investigate Significant Deviations. The specific goals of the audit, the proposed date of such audit, and the names of the individuals who will conduct the audit shall be agreed upon by Dyax and Hollister-Stier prior to said audit.

Hollister-Stier shall notify Dyax in advance of any pending Regulatory Agency inspections to be performed at the facility or immediately after inspectors arrival for unexpected inspections of the Product.  Dyax representatives shall be present when any Regulatory Agency inspects Hollister-Stier and such inspection directly relates to the Product.  Dyax representation shall be limited to two individuals.  Direct participation in the audit shall be limited to Product specific questions.

Hollister-Stier shall provide Dyax with copies of any inspection reports from any Regulatory Agencies that may impact the Products within 30 days of receipt.  Proprietary and confidential information for other customer products shall be redacted at Hollister-Stier’s sole discretion.

Hollister-Stier will work with Dyax when preparing responses to Regulatory Agencies, when the responses are directly related to the Product.  If regulatory inspection observations are written to Hollister-Stier, Hollister-Stier shall be solely responsible for the inspection responses to the Regulatory Agencies.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

QUALITY SYSTEMS AGREEMENT

Document Number: QSA (761-1-6-2)	Page 7 of 16

3.4	Internal Audits

Hollister-Stier shall have a documented program and procedure for conducting internal quality audits (self-inspections).  These audits shall be performed according to Hollister-Stier SOP.  The audit schedule and a report detailing audit status are available for review during audits by Dyax.

3.5           Process Qualification/Validation

Hollister-Stier shall perform process validation according to protocols and a Validation Master Plan jointly approved by Dyax and Hollister-Stier.

Hollister-Stier shall perform cleaning validation and provide appropriate documentation for Dyax’s review when required.

Hollister-Stier shall be responsible for performing container-closure microbial integrity validation on the container-closure system specified by Dyax.  Hollister-Stier shall maintain all relevant documentation verifying such validation.

Dyax shall be responsible for filter compatibility testing of production filters.  A copy of the report shall be provided to Hollister-Stier.

3.6           Training and Qualification

Hollister-Stier shall ensure that all personnel performing the functions to support the critical systems outlined in this agreement are trained according to Hollister-Stier SOP.  Training program documents are available for review during annual audits.

3.7           Supplier Qualification

Hollister-Stier shall be responsible for the qualification of the suppliers of Components, containers, closures, labeling and packaging materials provided by Hollister-Stier.

Dyax shall be responsible for the qualification of the suppliers of any material(s) supplied to Hollister-Stier by Dyax.

Upon request, Hollister-Stier or Dyax, as the case may be, shall provide the requesting Party with documented evidence describing the qualifications of suppliers used to provide Components, containers, closures, labeling and packaging materials.

Dyax and Hollister-Stier shall ensure that any Component vendors and Third Party Subcontractors, packagers or testing laboratories are qualified and in compliance with the GMPs or equivalent standards defined in regulatory submissions for Worldwide Marketing Authorizations.

Upon Dyax’s request, Hollister-Stier shall provide Dyax with documented evidence describing the qualifications of Third Party Subcontractors used by Hollister-Stier for performing in-process testing.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

QUALITY SYSTEMS AGREEMENT

Document Number: QSA (761-1-6-2)	Page 8 of 16

3.8           Deviations/Investigations

Hollister-Stier shall notify Dyax in writing (by fax) or e-mail, immediately or by the end of the following business day of the detection of all Significant Deviations and OOS results during the Manufacture and control testing of the Product and intermediates.

Dyax shall notify Hollister-Stier in writing of the detection of any Significant Deviations or Out of Specification results which are discovered following delivery of any Product and/or samples to Dyax or to a Dyax designee within 3 business days following the discovery.

Hollister-Stier shall have a system to document, investigate and assess the impact of all deviations, including OOS’s, relating to the Products.

Hollister-Stier shall obtain Dyax’s written approval (which approval shall not be unduly withheld, delayed or conditioned) prior to implementing any Manufacturing changes, as a result of a deviation.

For OOS investigations, Hollister-Stier shall provide Dyax with a copy of the initial laboratory assessment of the OOS.  Hollister-Stier shall obtain Dyax’s approval (which approval shall not be unduly withheld, delayed or conditioned) prior to retesting or, resampling, as part of a full-scale failure investigation. Upon request from Dyax, Hollister-Stier shall perform manufacturing investigation as part of an OOS investigation and provide Dyax with the results of such investigation.

Dyax shall review any Significant Deviations, and the results of Hollister-Stier’s investigations, that occur during the Manufacture and testing of the Products.  Dyax shall provide its approval or disapproval of the investigation results to Hollister-Stier in writing before the disposition of the batch has been determined and approved. Hollister-Stier and Dyax understand that there are deviations that are not significant in nature and do not impact Product quality.  Non significant deviations do not require the approval of Dyax but will be trended and available for review during routine audits.  Hollister-Stier shall undertake reasonable actions to correct deviations and investigations and provide Dyax with documented evidence that the corrective actions have been completed.  Hollister-Stier shall monitor such corrective actions for effectiveness and Dyax may verify corrective actions during the yearly GMP compliance audit.

Hollister-Stier shall undertake reasonable actions to correct deviations and investigations and provide Dyax with documented evidence that the corrective actions have been completed.  Hollister-Stier shall monitor such corrective actions for effectiveness and Dyax may verify corrective actions during the yearly GMP compliance audit.

Dyax will review and approve Hollister-Stier’s regulatory impact assessments of all significant deviations, OOS investigations and Change Controls related to the Product.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

QUALITY SYSTEMS AGREEMENT

Document Number: QSA (761-1-6-2)	Page 9 of 16

3.9           Nonconforming or Rejected Material

Hollister-Stier shall notify Dyax upon discovery of any nonconformity that may affect the safety, integrity, strength, purity and quality of the Product or intermediate.  Hollister-Stier shall investigate these nonconformities and shall provide Dyax with documentation of the nonconformity and investigation findings.

Dyax shall determine the disposition of nonconforming material.

Hollister-Stier shall not perform any reprocessing of the Product without prior written approval by Dyax.

3.10           Buildings and Facilities/Utilities

Hollister-Stier shall perform qualification/validation, monitoring, calibration and maintenance (preventative and repair) for all plant utility systems, including, but not limited to, Water for Injection, HVAC, steam and compressed air, such work to be conducted within an established timeframe appropriate to the significance of the system.

3.11           Equipment

Hollister-Stier shall perform qualification/validation, monitoring, calibration and maintenance (preventative and repair) for all Manufacturing and QC equipment, such work to be conducted within an established timeframe appropriate to the significance of the equipment.

Hollister-Stier shall perform cleaning validation for Manufacturing equipment used for the Products.  For non-dedicated equipment, this shall include the potential impact of other products using the same equipment.

3.12           Environmental Controls

Hollister-Stier shall be responsible for routine environmental monitoring activities as well as related records.

Hollister-Stier will notify Dyax of adverse trend within 5 business days of identification.

3.13           Control of Components, Intermediates, Labeling and Packaging Materials

Hollister-Stier shall purchase Components, container, closure, labeling and packaging materials, perform testing, and release of such materials according to the material Specifications mutually agreed to by Dyax and Hollister-Stier.  Hollister-Stier shall use only those Specifications for the Manufacture of Product.

Hollister-Stier shall store Components, containers, closure, labeling and packaging materials under the appropriate environmental conditions as stated in the Specifications.

Any changes to these materials shall go through Hollister-Stier’s Change Control system and shall be approved by Dyax.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

QUALITY SYSTEMS AGREEMENT

Document Number: QSA (761-1-6-2)	Page 10 of 16

3.14           Production and Process Controls

Hollister-Stier shall generate the master batch production record, labeling and packaging procedures for the Manufacture of the Product based on the information supplied by Dyax.  Both Dyax and Hollister-Stier must approve the master batch production record.  Each batch shall be Manufactured in accordance with a batch production record, which is a uniquely identified copy of the master batch production record.

3.15           Laboratory Methods and Controls

Hollister-Stier shall generate SOPs for Product specific analytical methods based on Dyax’s analytical methods and submit them to Dyax for approval prior to use.  When validation is required, Dyax shall provide documentation of validation, from which Hollister-Stier will produce a method transfer protocol and the final report.

For methods that Hollister-Stier has developed, Hollister-Stier shall produce an assay validation protocol and the final report, when validation is required

Full analytical validation, in accordance with ICH guidelines, is required for in-process and Product release analytical methods.

Hollister-Stier and Dyax shall approve all Product specific analytical method validation/transfer protocols and reports that are developed by Hollister-Stier.

The laboratory conducting the protocol shall retain the original of such reports and raw data.  A copy of each such report shall be supplied to the other Party.

3.16           Reference Standards

Dyax shall provide Hollister-Stier with a continuous supply of Product reference standards and qualification documents stating the expiry or retest date of such reference standards.  Hollister-Stier is responsible for requesting the supply of reference standards as required.  Hollister-Stier is responsible for storing and maintaining the reference standards according to instructions supplied by Dyax and shall ensure the appropriate use of the reference standards.

The responsible parties outlined in Appendix B shall qualify reference standards.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

QUALITY SYSTEMS AGREEMENT

Document Number: QSA (761-1-6-2)	Page 11 of 16

3.17           Product Testing and Release

Hollister-Stier shall review and approve all batch production, labeling and control records.

Hollister-Stier shall provide Dyax with a copy of the reviewed and approved production, labeling and control records, including deviation/OOS reports associated with the batch.  A copy of the Certificate of Manufacturing shall also be provided.  Hollister-Stier shall provide these documents within 4 weeks of completion of Manufacturing.

Dyax shall submit any questions regarding the batch production and control records to Hollister-Stier in writing within 10 business days of the receipt of the final batch record.  If it is not possible for Dyax to submit questions within 10 business days, Dyax shall notify Hollister-Stier in writing of the revised timeline for responding.  Hollister-Stier shall provide written responses within 5 business days.  If it is not possible for Hollister-Stier to provide a response within 5 business days, Hollister-Stier shall notify Dyax in writing of the revised timeline for responding.

Hollister-Stier shall provide Dyax with samples required for special testing upon Dyax’s written request.  Such samples shall be shipped to Dyax, or Dyax’s designated party under appropriate conditions as specified in the written sample request at Dyax’s cost.

When Dyax or its designee performs release testing, Hollister-Stier shall ship to Dyax or its designee with samples of the Products for release testing within 1 week of completion of the Manufacture of the Products.  When Hollister-Stier performs release testing, Hollister-Stier shall provide Dyax with a summary of the results.  Hollister-Stier shall be responsible for sterility testing.

Dyax shall be responsible for releasing and/or rejecting the batch.  Dyax shall notify Hollister-Stier of release approval by sending (via fax) the release documentation and the Certificate of Analysis for the Products.

3.18           Product Storage and Shipping

Hollister-Stier shall store the Product and all Components under appropriate environmental conditions as stated in the Specifications.

Hollister-Stier shall not ship the Product or transfer it to another facility without prior written approval of Dyax. Shipment under quarantine prior to Product release may only be undertaken on written approval of Dyax. .

3.19           Returned Goods

Intentionally deleted

3.20           Stability Activities

Hollister-Stier shall provide Dyax or its designee with samples of the Product for stability testing upon request in writing, when required.  Samples must be shipped to Dyax at its cost or its designee within 1 week after Hollister-Stier’s receipt of Dyax’s request for release and stability samples or completion of the Manufacture of the Products, whichever is later.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

QUALITY SYSTEMS AGREEMENT

Document Number: QSA (761-1-6-2)	Page 12 of 16

Dyax shall inform Hollister-Stier of the sample quantities required for stability testing prior to production as well as an appropriate Shipping Notification for shipment of such samples.  Such Shipping Notifications may be part of the initial purchase order.

3.21           Retention Samples

The responsible parties as outlined in Appendix B shall perform maintenance of the retention sample of the Product.

3.22           Documentation

Dyax and Hollister-Stier shall provide each other with copies of all applicable Product specific quality documents and SOP’s pertaining to Product Manufacturing.  Current versions shall be maintained through Change Control.

Hollister-Stier shall supply essential documents in support of the Chemistry, Manufacturing and Control section of Dyax’s supplemental regulatory filing in the U.S. or the equivalent in other jurisdictions.

Dyax shall provide Hollister-Stier with a copy of the CMC section, prior to submission, of the relevant regulatory submissions for Hollister-Stier review and comment.(e.g. IND or NDA).

3.23           Change Control

Hollister-Stier shall notify Dyax in writing of all changes, that are not like-for-like, to materials, Facilities, utilities, equipment, testing and processes that impact or potentially impact the Products prior to implementation of the changes.

For Hollister-Stier ollischanges, Hollister-Stier shall use its Change Control procedure to initiate such changes. For Dyax impacting changes Dyax’s approval shall be required prior to implementation of the change.  Hollister-Stier shall not make any changes that have an impact on regulatory submissions by Dyax without written notification from Dyax that Regulatory Agency approval has been granted where necessary.

For other changes, Hollister-Stier shall notify Dyax in writing prior to implementation of the change.

Dyax shall notify Hollister-Stier in writing of any changes to the Product, its Specifications and testing requirements where the changes affect the activities at Hollister-Stier.  Hollister-Stier will evaluate the change through its Change Control system, it being understood and agreed that if the Dyax change entails additional costs to Hollister-Stier that Hollister-Stier will revise the Price of the Product to reflect said additional costs.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

QUALITY SYSTEMS AGREEMENT

Document Number: QSA (761-1-6-2)	Page 13 of 16

3.24           Quality Records

Hollister-Stier shall maintain original records related to the Manufacture, labeling, packaging, storage and testing of the Products in a limited access area.  Access to these records shall be restricted to personnel authorized by Hollister-Stier.  Hollister-Stier shall ensure that these records are available to Dyax upon request within a mutually agreed timeframe.

Upon receiving a written request from Dyax, Hollister-Stier shall transfer to Dyax copies of all Dyax Product-related records including but not limited to records relating to critical processes and inspection.  Records provided will include a summary of the results of any testing performed by Hollister-Stier but will not include copies of laboratory notebook pages.  Laboratory records are available for review during audits.  If such records have been provided previously, i.e. BPR’s, then an appropriate administrative charge shall apply.

Except as required by law, Hollister-Stier shall not release documents for the Products to a third party without the written approval of Dyax’s Quality Assurance.

3.25           Record Retention

Hollister-Stier shall ensure that all quality documents and records including those related to critical processes specific to or affecting Dyax Products are retained until Dyax provides Hollister-Stier with written authorization for their disposition.

3.26           Product Complaints and Adverse Drug Events

Dyax shall notify Hollister-Stier of all complaints related to the Products that occur after release and transportation if the complaint is deemed to be directly related to the Manufacture of the Products including, but not limited to, Product testing, batch record review, procedure assessment or examination of retention samples.  Hollister-Stier shall provide the necessary information to assist any investigations required by Dyax as a result of a Product complaint or adverse event.

3.27           Recall of Marketed Product

Dyax shall be responsible for all recall activities related to the Products and for reporting to Regulatory Authorities according to Dyax’s written procedures.  Dyax will notify Hollister-Stier of the recall of any Product processed at Hollister-Stier.  Hollister-Stier shall provide the necessary information to assist any investigations required by Dyax as a result of a potential recall.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

Appendix A – Quality Systems Contact List

Area	Dyax Contact	Hollister-Stier Contact
Quality Systems Agreements, Revisions, Updates	[*****] Telephone: [*****] Fax: 617-225-2501	[*****] Telephone: [*****] Fax: [*****]
General Quality Assurance	[*****] Telephone: [*****] Fax: 617-225-2501	[*****] Telephone: [*****] Fax: [*****]
Audit Scheduling/Issues	[*****] Telephone: [*****] Fax: 617-225-2501	[*****] Telephone: [*****] Fax: [*****]
Regulatory	[*****] Telephone: [*****] Fax: 617-225-2501	[*****] Telephone: [*****] Fax: [*****]
Product Complaint		[*****] Telephone: [*****] Fax: [*****]

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

Appendix B - Responsibilities:  Product – DX-88

Responsibility	Dyax	Hollister-Stier
Notification of Regulatory Agencies and Regulatory Submissions	X
Annual Product Review	X	X
Internal Audits		X
Process Qualification/Validation	x	X
Training and Qualification		X
Supplier Qualification		X
Change Controls	X	X
Deviations/Investigations/OOSs	X	X
Environmental Controls		X
Retention Samples	X	X
Stability Program	X
Release of Product	X
Recall of Marketed Product	X	X

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

Exhibit B

PRICING

Commercial Compounding/Filling:	$[*****] per batch
Commercial Inspection/Packaging:	$[*****] per batch

Total Commercial Batch pricing:	$[*****] per batch

[*****]

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.